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                                                                    EXHIBIT 99.1


BAXTER SIGNS AGREEMENT TO ACQUIRE FUSION

Broad Clinical Applications of Fusion's Hemostat Complements Baxter's Strength in Tissue Sealing and Expands Surgical Channels

DEERFIELD, ILL. and FREMONT, CALIF., February 27, 2002 -- Baxter International Inc. (NYSE:BAX) and Fusion Medical Technologies, Inc. (NASDAQ: FSON) jointly announced today that they have entered into an agreement under which Baxter will acquire Fusion, a company which develops and commercializes proprietary products used to control bleeding during surgery, in a stock-for-stock merger.

Baxter will acquire all of Fusion's outstanding shares for approximately $157 million of Baxter common stock. Baxter will pay $10 per share in Baxter common stock at the closing of the transaction, pending approval by Fusion's shareholders and regulatory authorities.

"The acquisition of Fusion expands and enhances our strong portfolio of biotherapeutic solutions for surgery and tissue repair," said Thomas Glanzmann, president of Baxter BioScience. "Fusion's expertise in collagen and gelatin-based products complements Baxter's strength in fibrin-based technologies. With the combination, we will be able to offer surgeons an array of solutions to seal tissue, enhance wound healing, and manage hemostasis -- now including active bleeding."

Fusion Medical Technologies President and CEO Philip Sawyer said, "This is the right time for this transaction. We have taken the FloSeal product line from concept through regulatory approvals and into the medical market, establishing it as an important, everyday tool in the surgical suite. Looking forward, the multi-faceted capabilities and resources of a global organization such as Baxter will take FloSeal to the next levels of market presence and will invest in the continued growth and success of our team.

"Baxter's interest and commitment to Fusion is a tribute to the creative and hardworking employees of our company and it is with their help, as part of the Baxter organization, that we expect FloSeal to become a true standard in surgery worldwide," Sawyer said.

Fusion's primary commercial product, FloSeal(R), is a combination of specially engineered collagen-derived particles and topical thrombin that is very effective in controlling bleeding. It is easy to use and works well on wet, actively bleeding tissue even in very challenging situations. The FDA approved the sale of FloSeal in the United States in December 1999. Fusion currently markets the FloSeal products in surgical procedures, other than ophthalmic, as an adjunct to hemostasis when control of bleeding by ligature or conventional procedures is ineffective or impractical.

FloSeal and Fusion's other products in development are based on a bio-resorbable and proprietary collagen-based gel. Fusion has several other related products in various stages of development and clinical testing for use as hemostatic sealants, as well as for other potential uses.

Baxter International Inc. is a global medical products and services company that, through its subsidiaries, provides critical therapies for people with life-threatening conditions. Baxter's products and services in bioscience (biopharmaceuticals, vaccines, biosurgery and transfusion therapies), medication delivery and renal therapy are used by health-care providers and their patients in more than 100 countries.

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Baxter's BioScience business provides innovative therapeutic solutions for biosurgery and tissue regeneration, including fibrin sealant and a complete line of application devices. Its principal product, Tisseel VH fibrin sealant, was the first fibrin sealant to receive FDA approval and is indicated for tissue sealing, as well as hemostasis in cardiopulmonary procedures. Introduced in Europe, Tisseel (also marketed as Tissucol in some countries) is backed by more than twenty-two years of clinical experience and has been used in more than 8 million surgical procedures worldwide.
(Tisseel and Tissucol are trademarks of Baxter International Inc. or Baxter AG. Tisseel is registered in the U.S. Patent and Trademark office.)

(Fusion Medical Technologies(TM), Fusion(TM), FloSeal(R), and the stylized Fusion logo are trademarks of Fusion.)

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. A copy of the Merger Agreement is expected to be filed as an exhibit to the Registration Statement or attached as annexes to the Proxy Statement/Prospectus that will be filed in connection with the merger.

BAXTER INTERNATIONAL INC. INTENDS TO FILE A REGISTRATION STATEMENT ON FORM S-4 WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC) IN CONNECTION WITH BAXTER'S PROPOSED ACQUISITION OF FUSION MEDICAL TECHNOLOGIES, INC., AND BAXTER AND FUSION INTEND TO MAIL A PROXY STATEMENT/PROSPECTUS TO FUSION STOCKHOLDERS IN CONNECTION WITH THE PROPOSED TRANSACTION. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. ABOUT BAXTER, FUSION, THE MERGER, THE PERSONS SOLICITING PROXIES, RELATING TO THE MERGER, THEIR INTERESTS IN THE MERGER, AND RELATED MATTERS. You will be able to obtain the documents and other filings by Baxter and Fusion with the SEC at www.sec.gov. In addition, you may obtain the documents filed with the SEC by Baxter in connection with this transaction free of charge by requesting them from Baxter International Inc. Investor Relations at One Baxter Parkway, Deerfield, Illinois 60015 or 847-948-2000, and you may obtain documents filed with the SEC by Fusion in connection with this transaction free of charge by requesting them from Fusion Medical Technologies, Inc. Investor Relations at 34175 Ardenwood Blvd., Fremont, California 94555 or 510-818-4610.

Fusion and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Fusion stockholders in connection with the proposed transaction. Information about the directors and executive officers of Fusion is set forth in Fusion's SEC Form 10-K and Proxy Statement for 2000. This document will be made available free of charge at the SEC website at www.sec.gov and from Fusion as described above.

This press release contains forward-looking statements that involve risks and uncertainties, including approval by Fusion's shareholders and actions of regulatory bodies that may impact the companies' ability to complete the transaction, technological advances in the medical field, product demand and market acceptance, the effect of economic conditions, the impact of competitive products and pricing, actions of regulatory bodies, foreign currency exchange rates and other risks detailed in the companies' filings with the SEC. These forward-looking statements are based on estimates and assumptions made by management of Baxter and Fusion at the time of issuance of this press release, that are believed to be reasonable, but are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.

FOR ADDITIONAL INFORMATION:


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     Media Contacts:

          Deborah Spak, Baxter, 847-948-2349
          Tali Kaplan, Baxter, 805-372-3540

          Matt Clawson, Allen & Caron Inc., 949-474-4300



     Investor Contacts:

          Neville Jeharajah, Baxter, 847-948-2875
          Mary Kay Ladone, Baxter, 847-948-3371

          Philip M. Sawyer, President & CEO, Fusion, 510-818-4600
          Larry J. Strauss, VP Finance & CFO, Fusion, 510-818-4600